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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):   August 12, 1998



                             JONES INTERCABLE, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)



         Colorado                       1-9953              84-0613514
----------------------------    ---------------------  ------------------
  (State of Organization)       (Commission File No.)    (IRS Employer
                                                       Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309               (303) 792-3111
---------------------------------------------        ---------------------------
(Address of principal executive office and Zip Code  (Registrant's telephone no.
                                                        including area code)
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Item 5.   Other Events
          ------------

          In May 1998, BCI Telecom Holding Inc., one of the Registrant's largest shareholders ("BTH"), announced its intention to sell approximately half of its shares of Class A Common Stock of the Registrant to Comcast Corporation ("Comcast"). Comcast ranks among the top ten multiple system cable television operators in the United States serving approximately 4 million basic subscribers. BTH also announced its intention to grant to Comcast the right to acquire all of the Common Stock of the Registrant held by Glenn R. Jones, Jones International, Ltd. and its affiliates ("International") (collectively, the "Jones Entities") from BTH if and when BTH were to exercise its option to purchase such shares. Except in limited circumstances, such option would only be exercisable during the 12-month period following December 20, 2001. BTH also announced its intention to sell to Comcast at the time that the option would be exercised its remaining holdings of the Registrant's Class A Common Stock.

          On August 12, 1998, the Jones Entities entered into an agreement (the "Agreement") with Comcast, pursuant to which the Jones Entities have agreed to an acceleration of the exercise of the option to acquire their aggregate 2,878,151 shares of Common Stock of the Registrant (the "Control Shares"). The Control Shares are presently subject to Option Agreements, dated as December 20, 1994, between certain of the Jones Entities and The Bank of New York, as successor agent to Morgan Guaranty Trust Company of New York. Also on August 12, 1998, the Option Agreements were amended (the "Amended Option Agreements") in order to allow acceleration of the sale of the Control Shares, which is expected to close in the first quarter of 1999. Such closing, which is subject to certain conditions stated below, would occur simultaneously with the closing of the acquisition by Comcast of BTH's approximate 36% interest in the Registrant, represented by approximately 12.8 million shares of Class A Common Stock.

          The Registrant is informed that BTH and Comcast have amended their agreement (whereby Comcast is to acquire BTH's equity position in the Registrant), in order to provide for the simultaneous closing of Comcast's acquisition of shares of the Registrant pursuant to the BTH and Jones Entities transactions. Comcast will pay BTH approximately $500 million in cash at closing, and in addition, will pay certain of the Jones Entities an aggregate of $200 million in cash to acquire the Control Shares. Comcast made a deposit of $50 million on August 12, 1998 under the Agreement and certain of the Jones Entities pledged to Comcast 2,000,000 shares of Class A Common Stock of the Registrant as security with respect to such deposit (the "Pledged Shares"). The

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Pledged Shares are not part of, or subject to, the Amended Option Agreements.
The $50 million (plus interest) will be credited towards the $200 million to be paid to certain of the Jones Entities at the closing pursuant to the Amended Option Agreements. Upon a termination of the Agreement due to a breach of the Agreement by Comcast, the Jones Entities can retain the $50 million deposit and Comcast will release the Pledged Shares. Upon a termination of the Agreement due to a breach by the Jones Entities, the Jones Entities must return the $50 million deposit plus interest. The Pledged Shares secure the Jones Entities' obligation to so return such deposit.

          The closing is conditioned on the satisfaction or waiver of certain conditions precedent, including, without limitation, (i) expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) receipt of certain other governmental and franchise approvals, (iii) absence of any governmental order, injunction or applicable law prohibiting the transactions or requiring any party to divest a material portion of its assets as a result of the consummation of the transactions, (iv) receipt of all material third party consents and approvals,
(v) truth and accuracy of certain representations and warranties, (vi) use of reasonable best efforts of Comcast, BTH and the Jones Entities to do everything necessary to consummate the contemplated transactions, (vii) absence of material adverse change during a certain period, and (viii) compliance by each party in all material respects with the covenants required of it pursuant to the documents. Comcast and the Jones Entities are not required to agree to any consent decree related to objections by the Department of Justice or the Federal Trade Commissions to the contemplated transactions.

          Upon consummation of the closing of the Agreement and Comcast's agreement with BTH, Comcast will own approximately 38% of the economic and approximately 48% of the voting interest in the Registrant. In addition, the Common Stock held by Comcast will allow it to elect 75% of the Board of Directors of the Registrant, and pursuant to the terms of the related agreements, the directors of the Registrant, other than the three directors jointly designated by Jones and BTH pursuant to the Shareholders Agreement, will resign seriatim from the board of directors of the Registrant and will be replaced by individuals designated by Comcast.

          Some of the covenants and agreements of Comcast under the Agreement include entering into a carriage agreement with Knowledge TV, Inc. ("KTV") and Great American Country, Inc. ("GAC"), which are affiliates of the Jones Entities, acknowledging certain agreements between the Registrant and the Jones

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Entities, and agreeing not to challenge their validity, using its reasonable best efforts to cause the Registrant not to modify certain indemnification rights of officers, directors and employees of the Registrant, performing its obligations and enforcing its rights under the agreement between Comcast and BTH and not amending such agreement without the consent of the Jones Entities, and paying a $1.5 million fee to International for financial advisory, brokerage and consulting services rendered to the Registrant.

          Some of the covenants and agreements of the Jones Entities under the Agreement include Jones and the Jones Nominees (as defined in the Shareholders Agreement) resigning from the Registrant's board of directors and filling the vacancies with individuals chosen by Comcast, offering the Registrant the opportunity to enter into certain transactions following the Closing, releasing certain claims against the BTH entities and Comcast, causing KTV and GAC to amend certain agreements with the Registrant, and refraining from entering into agreements with the Registrant other than those specifically authorized.

          Also on August 12, 1998, the Shareholders Agreement dated as of December 20, 1994, among the Jones Entities, BTH and the Registrant, was amended to provide that, upon the closing of the acquisition of the Control Shares by Comcast, certain of the provisions of the Shareholders Agreement would terminate, principally those with respect to the programming rights of Mr. Jones and International. As a result, Mr. Jones and International will receive $25 million in compensation from the Registrant for the termination of such rights. The amended Shareholders Agreement also contemplates that a number of other agreements between the Registrant, Mr. Jones, International and BTH will also be terminated upon the closing of the transactions. In addition, the Registrant has agreed to terminate Mr. Jones' employment agreement for a payment equal generally to the discounted value of the remaining term of such agreement as of the closing date.

          The Registrant, BTH and International have also agreed that upon the closing of the transaction between Comcast and the Jones Entities and between Comcast and BTH, the pending litigation filed by BTH in the United States District Court for the District of Colorado against the Registrant, International, and certain affiliates of International will be dismissed, and the appeal by International and certain of its affiliates pending the Tenth Circuit Court of Appeals of the injunction entered in such case on May 5, 1998 will also be dismissed.


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Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.  Not required.

         b.  Not required.

         c.  Exhibits.

             1. Form of Shareholders Agreement dated as of December 20, 1994, between Mr. Jones, International, BTH and the Registrant. (1)

             2. Option Agreement dated as of December 20, 1994, between The Bank of New York, as successor agent to Morgan Guaranty Trust Company of New York, and JI Trust. (2)

             3. Agreement dated as of August 12, 1998, among the Jones Entities and Comcast (to which the Pledge Agreement is attached). (3)

             4. Amendment to Option Agreements dated as of August 12, 1998, between The Bank of New York, as successor agent to Morgan Guaranty Trust Company of New York (as agent for BTH and Comcast) and the Jones Entities. (3)

             5. Agreement and Amendment No. 1 to Shareholders Agreement dated as of August 12, 1998, amending the Shareholders Agreement. (3).

             6. Termination Agreement dated as of August 12, 1998, between the Registrant and Mr. Jones. (3)
______________

(1) Incorporated by reference from the Registrant's Current Report on Form 8-K, electronically filed on June 6, 1994, and identified as Exhibit C to the Stock Purchase Agreement filed as an Exhibit to such Form 8-K.

(2)  Incorporated by reference from Mr. Jones' and International's original
     Schedule 13D, electronically filed on December 30, 1994, and identified as
     Exhibit 4 to said Schedule 13D.

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(3)  Incorporated by reference from Mr. Jones' and International's Amendment No.
     2 to Schedule 13D, electronically filed on August 14, 1998, and identified as Exhibits 3 through 6, respectively, to said Schedule 13D.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JONES INTERCABLE, INC.,
                              a Colorado corporation

                                    /s/ Elizabeth M. Steele
Dated:  August 24, 1998       By:  _______________________
                                   Elizabeth M. Steele
                                   Vice President, General
                                   Counsel and Secretary

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